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                                                                   EXHIBIT 10.15

                              EXECUTIVE MANAGEMENT
                                   BONUS PLAN

                     (AS AMENDED THROUGH NOVEMBER 15, 1999)

PLAN EFFECTIVE DATE     September 30, 1996

PURPOSE The purpose of the Plan is to provide an incentive for the achievement of Goals that support Starbucks Strategic Plan.

TERMS AND DEFINITIONS

-   PLAN NAME           The Executive Management Bonus Plan.

-   PARTICIPANTS        Employees serving in positions of executive vice
                        president and above, as well as certain other senior officers of the Corporation specified by the Compensation Committee ("Participants").

-   PLAN PERIOD         The Starbucks fiscal year.

-   BASE PAY            The monthly pay (annual pay divided by 12) established
                        for the participant by Starbucks and in effect on the last day of the Plan Period or, in the case of a deceased or disabled Participant, on the last day of participation in the Plan. Starbucks, in conjunction with the Compensation Committee of the Board of Directors ("Compensation Committee"), may at any time, in its sole discretion, prospectively revise the Participant's Base Pay.

-   BONUS PAYOUT        The actual award (expressed in dollars) to the
                        Participant based on the terms of the Plan.

-   TARGET BONUS        A percentage of each Participant's Base Pay as
                        established each year by the Compensation Committee.

-   PERFORMANCE         In accordance with Section 162(m) of the Internal
    MEASURES AND        Revenue Code, at the beginning of each Plan Period, the
    GOALS               Compensation Committee selects specific measures among
                        Earnings Per Share, Return on Capital, Sales Growth and
                        Volume, and/or Return on Assets as the Objective
                        Performance Measure or Measures for such Plan Period.
                        Single or multiple Performance Measures may be selected.
                        Objective Performance Measures are the basis for 70% of the total Bonus Payout.

                        The remaining 30% of the total Bonus Payout is based on individual Goals with corresponding percentage weights designed to measure a Participant's achievements.

                        Each Participant will develop individual Goals for approval by the Compensation Committee against which performance under the Plan will be measured.

ELIGIBILITY             The senior vice president, Human Resources has the
                        authority to recommend Participants. The Compensation
                        Committee has the sole authority to approve Participants who:

                                1) remain a Starbucks partner through the end of
                                   the Plan Period, unless employment is
                                   terminated prior to the end of the Plan
                                   Period due to death or disability, and,

                                2) refrain from engaging during the Plan Period,
                                   directly or indirectly, in any activity which is competitive with any Starbucks activity.

                        Participation will conclude upon termination of the Participant's employment, withdrawal of selection by the Compensation Committee, transfer to a position compensated otherwise than as provided in the Plan, or termination of the Plan by Starbucks.

                        Starbucks may terminate the Plan or a Participant at any time and for any reason.


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BONUS PAYOUT            At the end of the Plan Period, the Compensation
DETERMINATION           Committee will oversee the determination of the
                        Participant's Bonus Payout, as follows:

-   COMPENSATION             - Determine extent to which the selected Objective
    COMMITTEE MEMBERS          Performance Measure or Measures and individual
                               Goals were achieved.

                             - Determine the Bonus Payout for each Participant.
                               The Compensation Committee may exercise its discretion to determine that the Bonus Payout for any Participant will be less than (but not greater than) the amount earned by such Participant under the Plan. The maximum Bonus Payout pursuant to the achievement of the Objective Performance Measure or Measures shall be $1,000,000.

                             - Prorate the Bonus Payout for any partner who
                               becomes a Participant after the start of the Plan Period, is on a leave of absence for a portion of the Plan Period, or whose employment with Starbucks is terminated prior to the end of the Plan Period because of disability or death.

                               A prorated Bonus Payout will be calculated by multiplying the number of full months during which the Participant participated in the Plan during the Plan Period. Credit will be given for a full month if the Participant is eligible for 15 or more calendar days during that month.

-   SENIOR VICE         - Review the Bonus Payout against the Plan.
    PRESIDENT, HUMAN
    RESOURCES

-   PAYROLL             - Prepare bonus checks for distribution.

BONUS PAYOUT            - The Bonus Payout will be made as soon as
                          administratively feasible and is expected to be approximately 45 to 60 days after the end of the Plan Period.

                        - No amount is due and owing before the Bonus Payout has
                          been determined.

                        - The Bonus Payout will be granted to Participants in
                          cash separate from, and not added to, Base Pay.

                        - The Bonus Payout will be taxed at the flat IRS rate
                          plus applicable state and local rates for bonus payments.

ADMINISTRATION          The Plan is administered by the senior vice president
                        Human Resources in conjunction with the Compensation
                        Committee. In the event of a dispute regarding the Plan, the Participant may seek resolution through the senior vice president Human Resources and the Compensation
                        Committee.

TERMINATION OF          The Plan is not a contract of employment for any period
EMPLOYMENT              of time. The Participant may resign or be terminated at
                        any time for any or no reason. Employment and termination of employment are governed by Starbucks policy and not by the Plan.

REVISIONS TO THE PLAN   The Plan will be reviewed by the senior vice president
                        Human Resources and the Compensation Committee on a periodic basis for revisions. Starbucks reserves the right at its discretion with or without notice, to review, change amend or cancel the Plan, at any time.